EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WEBMD CORPORATION SELLS TWO SUBSIDIARIES OF POREX,
ITS PLASTIC TECHNOLOGIES SEGMENT

Porex to Focus on its Specialty Porous Materials Business

ELMWOOD PARK, NJ (August 4, 2003) — WebMD Corporation (NASDAQ: HLTH) today announced that it has completed the sale of Porex Bio Products, Inc. and Porex Medical Products, Inc., in two separate transactions for an aggregate sales price of $46.5 million in cash, subject to customary post-closing adjustments. Porex, WebMD’s plastic technologies segment, retains its core Porous Products and Surgical Products units. WebMD believes that these transactions will enable Porex to focus on substantial opportunities in the product pipeline of its porous materials business.

“The divestiture of the Bio Products and Medical Products units reflects a recent change in strategic direction to focus Porex on its specialty porous plastic technology businesses where growth opportunities are more significant. As part of our planning process for next year, we determined that the Bio Products and Medical Products businesses would require additional long-term investment in order to deal effectively with increasing competition. Although these businesses are profitable, the prospect of making additional investments in a non-core business in an increasingly competitive market led to our decision to change our strategy and divest these businesses,” said Roger C. Holstein, CEO of WebMD Corporation. He continued, “We remain focused on the new product developments in our core Porex business, including new proprietary surgical implant biomaterials for the reconstructive, aesthetic and neurosurgery markets, as well as new proprietary material designs for the rapidly growing water filtration market, new components that enable superior fluid dynamics in photo quality printers and patented membrane media technology for the immunoassay diagnostic testing market.”

Molecular BioProducts, Inc., a subsidiary of Apogent Technologies Inc. (NYSE:AOT), purchased Bio Products and Medegen Holdings LLC purchased Medical Products. Bio Products manufactures injection-molded disposable plastic products for liquid handling and storage used in the research and clinical laboratory and life science markets. Medical Products manufactures injection-molded plastic medical products and components for the hospital, clinic and home care markets.

WebMD will realize a loss of approximately $36 million on the divestitures, subject to customary post-closing adjustments, of which approximately $33 million will be reflected in the results for the June 30, 2003 quarter as an impairment charge, with the balance being reflected in the September 30, 2003 quarter as a loss on disposal. The two units had revenues of $54.2 million for the twelve months ended December 31, 2002 and $13.2 million for the three months ended March 31, 2003, respectively. They contributed approximately $10.1 million and $2.6 million in income before restructuring, taxes, non-cash and other items and $3.4 million and $1.5 million in net income for the same periods, respectively. Additionally, beginning in the September 2003 quarter, the historical results of these businesses, including the loss related to the divestiture, will be reclassified as discontinued operations in the Company’s financial statements. In connection with the transactions, WebMD is retaining ownership of certain real estate assets.

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As previously announced, WebMD will release financial results for the three months ended June 30, 2003 at approximately 4:00 pm (ET) on Tuesday, August 5, 2003. The Company will host a conference call at 4:45 pm (ET) on that day to discuss these results and, among other things, the transactions described in this release. Investors can access the call via webcast at www.webmd.com (in the About WebMD section). A replay of the call will be available at the same web address.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is the leading provider of online information, educational services and communities for physicians and consumers. WebMD Medical Manager is the leading provider of physician practice management software and related services. WebMD Envoy is the leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: WebMD’s guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from strategic initiatives and acquisitions; potential changes in WebMD’s business relationships; future deployment of applications; the prospects for new applications of porous plastics and other porous media; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.